`        Exhibit 3.1

                               Chapman and Cutler
                             111 West Monroe Street
                            Chicago, Illinois 60603

                                December 7, 1998

Van Kampen Funds Inc.
One Parkview Plaza
Oakbrook Terrace, Illinois  60181

Re: Van Kampen Focus Portfolios, Series 120

Gentlemen:

We have served as counsel for Van Kampen Funds Inc. as Sponsor and Depositor of Van Kampen Focus Portfolios, Series 120 (hereinafter referred to as the "Trust"), in connection with the preparation, execution and delivery of a Trust Agreement dated December 7, 1998, among Van Kampen Funds Inc., as Depositor, American Portfolio Evaluation Services, a division of Van Kampen Investment Advisory Corp., as Evaluator, Janney Montgomery Scott Inc., as Supervisory Servicer, and The Bank of New York, as Trustee, pursuant to which the Depositor has delivered to and deposited the Securities listed in the Schedule to the Trust Agreement with the Trustee and pursuant to which the Trustee has provided to or on the order of the Depositor documentation evidencing ownership of Units of fractional undivided interest in and ownership of the Trust (hereinafter referred to as the "Units"), created under said Trust Agreement. In connection therewith we have examined such pertinent records and documents and matters of law as we have deemed necessary in order to enable us to express the opinions hereinafter set forth. Based upon the foregoing, we are of the opinion that:

         1. The execution and delivery of the Trust Agreement and the execution and issuance of certificates evidencing the Units in the Trust have been duly authorized; and

         2. The certificates evidencing the Units in the Trust, when duly executed and delivered by the Depositor and the Trustee in accordance with the aforementioned Trust Agreement, will constitute valid and binding obligations of such Trust and the Depositor in accordance with the terms thereof.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-60701) relating to the Units referred to above and to the use of our name and to the reference to our firm in said Registration Statement and in the related Prospectus.

                                        Respectfully submitted,

                                        Chapman And Cutler